Exhibit 99.1

Natural Alternatives International, Inc.

Announces 15% Increase in First Quarter Revenue

SAN MARCOS, CALIF, October 23, 2006 /PRNewswire/ —Natural Alternatives International, Inc. (“NAI”) (Nasdaq: NAII), a leading formulator, manufacturer and marketer of customized nutritional supplements, today announced a 15% increase in revenue to $25.2 million and net income of $387,000 or $0.05 per diluted share for the three months ended September 30, 2006.

First quarter revenue increased 15% to $25.2 million from $21.9 million for the comparable quarter last year. Income from operations improved by 23% to $832,000 compared to $678,000 in the comparable quarter last year. Net income decreased to $387,000 or $0.05 per diluted share from $412,000 or $0.06 per diluted share for the comparable quarter last year.

Cash flows from operating activities for the first quarter were $7.7 million. As of September 30, 2006, NAI had cash and working capital of $2.0 million and $14.0 million, respectively, compared to $2.2 million and $13.2 million, respectively, as of June 30, 2006. As of September 30, 2006, we had $5.4 million available under our working capital line of credit.

President Randell Weaver stated, “We are pleased to see 15% growth in revenue resulting from $1.1 million of additional contract manufacturing sales along with an increase in revenue from branded products resulting primarily from our acquisition of Real Health Laboratories (RHL). In connection with our revenue growth, we experienced solid growth in operating income. Our growth in operating income in the first quarter was offset by additional interest expense, relating to the acquisition of RHL and carrying costs of accounts receivable and inventory for a new contract manufacturing relationship, which led to a slight decline in net income and earnings per share compared to last year’s first quarter. We anticipate revenue in the second quarter of fiscal

2007 will exceed revenue from the second quarter of the prior year primarily due to higher revenue from branded products. Overall, we expect our trend of annual revenue growth will continue.”

CEO Mark LeDoux added, “During the first quarter we completed the integration of previously outsourced call center activities for our Dr. Cherry Pathway to Healing® product line into RHL’s existing operation. The cost savings resulting from the integration of previously outsourced activities will be invested in expanding and marketing our branded products. We continue to focus on increasing shareholder value through long-term growth while maintaining steady profitability.”

NAI, headquartered in San Marcos, California, is a leading formulator, manufacturer and marketer of nutritional supplements and provides strategic partnering services to its customers. Our comprehensive partnership approach offers a wide range of innovative nutritional products and services to our clients including: scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see our website at www.nai-online.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that are not historical facts and information. These statements represent our intentions, expectations and beliefs concerning future events, including, among other things, our expectations and beliefs with respect to future financial and operating results, including the amount of our future revenue and profits, our ability to successfully integrate RHL’s operations within specified time periods and the impact on profitability of such integration, our ability to realize strategic, operational and financial benefits from the acquisition and integration of RHL, to continue to implement our strategic plans, to expand and successfully market our brands, and to develop, maintain or increase sales to new and existing customers. We wish to caution readers these statements involve risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein. NAI’s financial performance and the forward-looking statements contained herein are further qualified by other risks including those set forth from time to time in the documents filed by us with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and

Quarterly Report on Form 10-Q.

SOURCE – Natural Alternatives International, Inc.

CONTACT – John R. Reaves, Chief Financial Officer, Natural Alternatives International, Inc.,

760-736-7700 or investor@nai-online.com.

NATURAL ALTERNATIVES INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2006	June 30, 2006
ASSETS
Cash and cash equivalents	$2,000	$2,157
Accounts receivable, net	6,408	12,839
Inventories, net	17,027	17,054
Deferred income taxes	1,059	1,059
Other current assets	2,021	1,916

Total current assets	28,515	35,025
Property and equipment, net	16,104	15,943
Goodwill and purchased intangibles, net	11,240	11,303
Other assets	184	182

Total Assets	$56,043	$62,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$14,535	$21,853
Long-term debt, less current installments	4,163	4,596
Deferred income taxes	1,260	1,260
Deferred rent	1,255	1,262
Long-term pension liability	216	191

Total Liabilities	21,429	29,162

Stockholders’ Equity	34,614	33,291

Total Liabilities and Stockholders’ Equity	$56,043	$62,453

NATURAL ALTERNATIVES INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three months ended September 30,
	2006	2005
NET SALES	$25,161	$21,900
Cost of goods sold	19,646	17,844

Gross profit	5,515	4,056
Selling, general & administrative expenses	4,683	3,378

INCOME FROM OPERATIONS	832	678
Other expense, net	230	27

INCOME BEFORE INCOME TAXES	602	651
Provision for income taxes	215	239

NET INCOME	$387	$412

NET INCOME PER COMMON SHARE:
Basic	$0.06	$0.07

Diluted	$0.05	$0.06

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	6,720,167	6,013,390

Diluted	7,200,944	6,469,104